                Subject to Completion. Dated September 20, 2001.

     Preliminary Prospectus Supplement to Prospectus dated August 10, 2001.

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-65444

                                 $4,000,000,000
                      [BRISTOL-MYERS SQUIBB COMPANY LOGO]

                        $               % Notes due 2006

                        $               % Notes due 2011
                                 -------------

    Bristol-Myers Squibb will pay interest on the notes on       and       of
each year. The first such payment will be made on       , 2002. The notes will
be issued only in denominations of $1,000 and integral multiples of $1,000.

    Bristol-Myers Squibb has the option to redeem, at any time, all or a portion of the notes at a redemption price equal to the sum of (1) the principal amount of the notes to be redeemed, plus accrued interest to the redemption date, and
(2) a Make-Whole Amount. See "Description of Notes--Redemption of the Notes."

    Bristol-Myers Squibb has applied to have the notes listed on the Luxembourg Stock Exchange in accordance with the rules thereof.
                               ------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

                                                         Per Note                Per Note
                                                         due 2006     Total      due 2011     Total
                                                       ------------   ------   ------------   ------
Initial public offering price........................          %      $                %      $
Underwriting discount................................          %      $                %      $
Proceeds, before expenses, to Bristol-Myers Squibb...          %      $                %      $

    The initial public offering price set forth above does not include accrued
interest, if any. Interest on the notes will accrue from       , 2001 and must
be paid by the purchaser if the notes are delivered after       , 2001.

    The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company, Clearstream and Euroclear
against payment in New York, New York on       , 2001.
                               ------------------

                          JOINT BOOK-RUNNING MANAGERS

GOLDMAN, SACHS & CO.                                                    JPMORGAN
                                  ------------

                              SALOMON SMITH BARNEY
                                ---------------

   ABN AMRO INCORPORATED      BANC OF AMERICA SECURITIES LLC BMO  DEUTSCHE BANC ALEX. BROWN
 BANCA MONTE DEI PASCHI DI              NESBITT BURNS                    BNP PARIBAS
         SIENA S.P.A.
 BNY CAPITAL MARKETS, INC.                   BSCH                 THE NORTHERN TRUST COMPANY
THE ROYAL BANK OF SCOTLAND,   TOKYO-MITSUBISHI INTERNATIONAL PLC  WACHOVIA SECURITIES, INC.
      FINANCIAL MARKETS        THE WILLIAMS CAPITAL GROUP, L.P.

                               ------------------

                Prospectus Supplement dated September   , 2001.

    You should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. No one has been authorized to provide you with different information. If this prospectus supplement is inconsistent with the attached prospectus, you should rely on this prospectus supplement.

    Bristol-Myers Squibb accepts responsibility for the information contained in this prospectus supplement and the attached prospectus. This prospectus supplement and the attached prospectus may only be used in connection with the offering of the notes.

    The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representations as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and accompanying prospectus.

    We cannot guarantee that listing will be obtained on the Luxembourg Stock Exchange. Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, Chase Manhattan Bank Luxembourg S.A., 5, Rue Plaetis, L-2338, Luxembourg.

    References to "Bristol-Myers Squibb," "we," "our" and" "us" in both this prospectus supplement and the accompanying prospectus are references to Bristol-Myers Squibb Company and, unless the context otherwise requires, its consolidated subsidiaries.

    The distribution of this prospectus supplement and the attached prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the attached prospectus come are required by us and the underwriters to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the attached prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See "Underwriting" in this prospectus supplement.

                           FORWARD-LOOKING STATEMENTS

    This prospectus supplement and the accompanying prospectus (including the documents incorporated by reference) contain certain "forward-looking" statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by the fact they use words such as "should", "anticipate", "estimate", "approximate", "expect", "may", "will", "project", "intend", "plan", "believe" and others words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements are likely to relate to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position and product development, which are based on current expectations that involve inherent risks and uncertainties, including factors that could delay, divert or change any of them in the next several years.

    Although it is not possible to predict or identify all factors, they may include the following:

    - New government laws and regulations, such as (i) health care reform initiatives in the United States at the state and federal level and in other countries; (ii) changes in the FDA and foreign regulatory approval processes that may cause delays in approving, or prevent the approval of, new products; (iii) tax changes such as the phasing out of tax benefits heretofore available in the United States and certain foreign countries; and (iv) new laws, regulations and judicial decisions affecting pricing or marketing.

    - Competitive factors, such as (i) new products developed by competitors that have lower prices or superior performance features or that are otherwise competitive with Bristol-Myers Squibb's current products;
      (ii) generic competition as Bristol-Myers Squibb products mature and patents expire on products; (iii) technological advances and patents attained by competitors; and (iv) problems with licensors, suppliers and distributors.

    - Difficulties and delays inherent in product development, manufacturing and sale, such as (i) products that may appear promising in development may fail to reach market for numerous reasons, including efficacy or safety concerns, the inability to obtain necessary regulatory approvals and the difficulty or excessive cost to manufacture; (ii) seizure or recall of products; (iii) the failure to obtain, the imposition of limitations on the use of, or loss of patent and other intellectual property rights; and
      (iv) manufacturing or distribution problems.

    - Legal difficulties, any of which can preclude or delay commercialization of products or adversely affect profitability, including (i) patent disputes; (ii) adverse decisions in litigation including the breast implant cases and other product liability cases; (iii) the inability to obtain adequate insurance with respect to this type of liability;
      (iv) recalls of pharmaceutical products or forced closings of manufacturing plants; (v) government investigations; (vi) claims asserting securities law violations; and (vi) environmental matters.

    - Increasing pricing pressures worldwide, including rules and practices of managed care groups and institutional and governmental purchasers, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical reimbursement and pricing in general.

    - Greater than expected costs and other difficulties related to the integration of DuPont Pharmaceuticals and unanticipated effects and difficulties of other acquisitions, dispositions and other events, including obtaining regulatory approvals, occurring in connection with evolving business strategies.

    - Economic factors over which Bristol-Myers Squibb has no control such as changes of business and economic conditions including, but not limited to, changes in interest rates and fluctuation of foreign currency exchange rates and changes due to recent terrorist attacks in the United States.

    - Changes in accounting standards promulgated by the Financial Accounting Standards Board, the Securities and Exchange Commission or the American Institute of Certified Public Accountants.

    - The purchase of DuPont Pharmaceuticals and the sale of Clairol are each subject to various conditions. The failure to satisfy any material condition could prevent or delay consummation of such transaction or cause a change in the terms thereof.

    No assurance can be given that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. Bristol-Myers Squibb undertakes no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

                            SUMMARY OF THE OFFERING

Issuer....................................  Bristol-Myers Squibb Company
Securities Offered........................  $          total initial principal amount of    % notes
                                            due 2006
                                            $          total initial principal amount of    % notes
                                            due 2011
Maturity Dates............................  , 2006 for    % notes due 2006
                                            , 2011 for    % notes due 2011
Interest Rates............................  The notes due 2006 will bear interest from       , 2001
                                            at the rate of    % per annum, payable semi-annually.
                                            The notes due 2011 will bear interest from       , 2001
                                            at the rate of    % per annum, payable semi-annually.
Interest Payment Dates....................  and           of each year, beginning on
Ranking...................................  The notes will be senior unsecured obligations of
                                            Bristol-Myers Squibb and will rank equally in right of
                                            payment with all of the existing and future senior
                                            unsecured indebtedness of Bristol-Myers Squibb.
Optional Redemption.......................  Bristol-Myers Squibb may redeem each series of the notes, in whole or in part, at any time at the
                                            "make-whole" redemption prices described under the
                                            heading "Description of Notes--Redemption of the Notes"
                                            in this prospectus supplement.
Redemption of Notes for Tax Reasons.......  Bristol-Myers Squibb may redeem all, but not part, of the notes of each series upon the occurrence of certain
                                            tax events at the redemption prices described under the
                                            heading "Description of Notes--Redemption Upon a Tax
                                            Event" in this prospectus supplement.
Markets...................................  The notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to
                                            make such offers. See "Underwriting".
Further Issues............................  Bristol-Myers Squibb may from time to time, without notice to or the consent of the holders of either series
                                            of notes, create and issue further notes ranking equally
                                            and ratably with the notes of that series.
Listing...................................  Application has been made to list the notes on the
                                            Luxembourg Stock Exchange.
Clearance and Settlement..................  The notes will be cleared through The Depository Trust
                                            Company, Clearstream Banking, Societe Anonyme,
                                            Luxembourg and the Euroclear system.
Luxembourg Listing Agent..................  Chase Manhattan Bank Luxembourg S.A.
Luxembourg Paying and Transfer Agent......  Chase Manhattan Bank Luxembourg S.A.
Governing Law.............................  State of New York

                              BRISTOL-MYERS SQUIBB

    Bristol-Myers Squibb, through its divisions and subsidiaries, is a major producer and distributor of medicines. Bristol-Myers Squibb was incorporated under the laws of the State of Delaware in August 1933 under the name Bristol-Myers Company as successor to a New York business started in 1887. In 1989, the Bristol-Myers Company changed its name to Bristol-Myers Squibb Company as a result of a merger.

    Selected products from continuing operations are as follows:

    Glucophage (metformin), is the leading oral medication for treatment of non-insulin-dependent (type 2) diabetes. The Glucophage family consists of IR, metformin HCL tablets; XR extended release tablets, a once-daily version of IR; and Glucovance, a combination of metformin and glyburide. The metformin product line is primarily sold in the United States.

    Pravachol (pravastatin sodium), an HMG Co-A reductase inhibitor, indicated for primary hypercholestermia, is primarily sold in the United States, France, Canada and the United Kingdom.

    Plavix (clopidogrel), a platelet inhibitor for the reduction of stroke, heart attack and vascular death in atherosclerotic patients, is primarily sold in the United States. This product was launched from the Bristol-Myers Squibb and Sanofi-Synthelabo joint venture.

    Paraplatin (carboplatin), a chemotherapeutic agent, used in the treatment of ovarian cancer, is primarily sold in the United States and Japan.

    Avapro (irbersartan), an angiotensin II receptor antagonist indicated for the treatment of hypertension, is primarily sold in the United States and Canada. This product was launched from the Bristol-Myers Squibb and Sanofi-Synthelabo joint venture.

                              RECENT DEVELOPMENTS

    On September 19, 2001, Bristol-Myers Squibb announced a commercial agreement with ImClone Systems to co-develop and co-promote an investigational cancer drug for a series of payments totalling $1 billion. Bristol-Myers Squibb also agreed to tender for approximately 20% of the outstanding common shares of ImClone Systems for approximately $1 billion. ImClone Systems is a biopharmaceutical company that develops a portfolio of targeted biologic treatments for cancer. Bristol-Myers Squibb expects to finance these transactions with a combination of commercial paper and long-term debt.

    On August 6, 2001, Bristol-Myers Squibb distributed to its stockholders all the shares of Zimmer Holdings in a tax-free spin-off. In May 2001, Bristol-Myers Squibb agreed to sell Clairol to Procter & Gamble for $4.95 billion. Subject to regulatory approvals, the sale is expected to be completed in the fourth quarter of 2001. The operations of these businesses have been reflected as discontinued operations in the financial statements.

    In June 2001, Bristol-Myers Squibb announced a definitive agreement to purchase the DuPont Pharmaceuticals business from E.I. du Pont de Nemours and Company for $7.8 billion. DuPont Pharmaceuticals is primarily a domestic business focused on research, development and delivery of pharmaceuticals and imaging products.

                                 CAPITALIZATION

    The following table sets forth Bristol-Myers Squibb's consolidated capitalization at June 30, 2001:

    - on an actual basis,

    - as adjusted to reflect the issuance of $4 billion in notes,

    - pro forma to reflect the issuance of $4 billion in notes and $2.5 billion of commercial paper plus the use of $1.3 billion of cash to finance the DuPont Pharmaceuticals acquisition and a reduction in stockholders' equity of $1,178 million for the write-off, net of taxes, of acquired in-process research and development related to the acquisition, and

    - pro forma as described above and for the Clairol divestiture which is expected to close in the fourth quarter of 2001. The adjustments for the pending Clairol divestiture include the application of $4.95 billion of cash proceeds to pay down $2.5 billion of commercial paper borrowings and to increase cash on hand by $2.45 billion, and an increase in stockholders' equity for a gain on sale of $2.5 billion, net of taxes.

The adjusted and pro forma numbers do not reflect financings for the ImClone Systems transactions.

    This table should be read in conjunction with the consolidated financial statements and the notes thereto included in Bristol-Myers Squibb's quarterly report on Form 10-Q for the quarter ended June 30, 2001, and its Form 8-K filed June 8, 2001, as amended on Form 8-K/A filed September 20, 2001, each as incorporated by reference herein. Since June 30, 2001, there has not been any material change in the information set forth below, except as described elsewhere in this prospectus supplement or in any of the documents incorporated by reference into this prospectus supplement.

                                                                 JUNE 30, 2001
                                         --------------------------------------------------------------
                                                                   PRO FORMA FOR
                                                                    THE DUPONT
                                                                  PHARMACEUTICALS        PRO FORMA
                                                                  ACQUISITION AND    ADJUSTED FURTHER
                                                                  THE FINANCINGS          FOR THE
                                          ACTUAL    AS ADJUSTED      THEREFOR       CLAIROL DIVESTITURE
                                         --------   -----------   ---------------   -------------------
                                                            (IN MILLIONS)
Cash and marketable securities.........  $ 3,148      $ 7,148         $ 1,853             $ 4,303
                                         =======      =======         =======             =======
Short-term debt, including current
  portion of long-term debt............  $   162      $   162         $ 2,667             $   167
Long-term debt.........................    1,302        5,302           5,303               5,303
Total stockholders' equity.............    9,539        9,539           8,361              10,912
                                         -------      -------         -------             -------
Total capitalization...................  $11,003      $15,003         $16,331             $16,382
                                         =======      =======         =======             =======

    Bristol-Myers Squibb has in place two credit agreements: (1) a $500 million 5-year revolving credit facility and (2) a $1.5 billion revolving credit facility that will terminate on the earlier to occur of the Clairol disposition, May 31, 2002 or December 31, 2001, if the DuPont Pharmaceuticals acquisition has not been completed by that date. The $1.5 billion revolving credit facility is expected to be used to support commercial paper to be issued to finance a portion of the acquisition of DuPont Pharmaceuticals and would also be available for general working capital and other general corporate purposes of Bristol-Myers Squibb and its subsidiaries. The $500 million revolving credit facility is available for general working capital and other general corporate purposes, including commercial paper backup and repurchase of shares. Goldman Sachs Credit Partners L.P. and The Chase Manhattan Bank, affiliates of the underwriters, are the lenders under the $1.5 billion revolving credit facility. The Chase Manhattan Bank is also a lender and an administrative agent, and affiliates of most of the underwriters are lenders, under the $500 million revolving credit facility.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges for continuing operations on a historical basis for the periods indicated:

                                              SIX MONTHS
                                                ENDED                    YEAR ENDED DECEMBER 31,
                                               JUNE 30,    ----------------------------------------------------
                                                 2001        2000       1999       1998       1997       1996
                                              ----------   --------   --------   --------   --------   --------
Ratio of earnings to fixed charges..........    42.82       37.93      30.56      19.13      23.19      26.24

    We compute the ratio of earnings to fixed charges by dividing earnings by fixed charges. This calculation excludes the effects of accounting changes which have been made over time and discontinued operations. "Earnings" consist of income from continuing operations before provision for income taxes and fixed charges, excluding capitalized interest. "Fixed charges" consist of interest and debt expense, capitalized interest and one-third of rental expense, which we believe is a reasonable approximation of the interest factor of such rental expense.

    The table below sets forth the ratio of earnings to fixed charges on a pro forma basis for the following transactions, as if these transactions had occurred on January 1, 2000:

    - the DuPont Pharmaceuticals acquisition, including interest on the $4 billion of notes being offered and on the $2.5 billion of commercial paper to be issued, as well as a reduction in interest income from the $1.3 billion of cash expected to be used to fund the acquisition.

    - the transactions above and the Clairol divestiture (expected to occur in the fourth quarter of 2001) which will reduce interest expense as a result of $3.25 billion of proceeds, net of taxes, being used to pay down
      $2.5 billion of commercial paper, and will increase interest income from an additional $0.75 billion of cash on hand.

The pro forma ratios do not reflect financings for the ImClone Systems transactions.

                                              SIX MONTHS ENDED                          YEAR ENDED
                                               JUNE 30, 2001                        DECEMBER 31, 2000
                                    ------------------------------------   ------------------------------------
                                    PRO FORMA FOR THE                      PRO FORMA FOR THE
                                         DUPONT                                 DUPONT
                                     PHARMACEUTICALS       PRO FORMA        PHARMACEUTICALS       PRO FORMA
                                     ACQUISITION AND    ADJUSTED FURTHER    ACQUISITION AND    ADJUSTED FURTHER
                                     THE FINANCINGS     FOR THE CLAIROL     THE FINANCINGS     FOR THE CLAIROL
                                        THEREFOR          DIVESTITURE          THEREFOR          DIVESTITURE
                                    -----------------   ----------------   -----------------   ----------------
Ratio of earnings to fixed
  charges.........................        11.08              13.44               10.09              12.24

                                USE OF PROCEEDS

    We estimate that the net proceeds from the sale of the notes will be
$               , after deducting underwriting commissions and discounts and our estimated offering expenses. We intend to use the net proceeds from the sale of the notes to pay a portion of the purchase price of the DuPont Pharmaceuticals acquisition. We expect that the remaining $3.8 billion of the purchase price will be paid with cash on hand and approximately $2.5 billion of proceeds from the issuance of commercial paper. The offering of the notes is not conditioned on the closing of the DuPont Pharmaceuticals acquisition.

             SELECTED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

    The pro forma income statement data set forth on the next page is on a continuing operations basis and excludes the results of the Clairol and Zimmer businesses, which are treated as discontinued operations. Zimmer has been spun off to the stockholders of Bristol-Myers Squibb, and the sale of the Clairol business is expected to be completed in the fourth quarter of 2001. Bristol-Myers Squibb expects to receive approximately $4 billion as a result of this offering which, in addition to the proceeds from approximately
$2.5 billion in commercial paper and $1.3 billion in cash on hand, will be used to finance the DuPont Pharmaceuticals acquisition. The pro forma financial information does not reflect the proposed transactions with ImClone Systems or the financings therefor.

    The pro forma income statement data for the year ended December 31, 2000, and the six months ended June 30, 2001, give effect to the acquisition of DuPont Pharmaceuticals and the financings of the purchase price as if such transactions had occurred on January 1, 2000. The adjustments to arrive at the pro forma income statement data include interest expense incurred as a result of the funding for the acquisition and amortization of the intangible assets identified in the preliminary purchase price allocation.

    The first pro forma balance sheet data gives effect to the DuPont Pharmaceuticals acquisition and the financings therefor as if they had occurred on June 30, 2001. The adjustments include a reduction in stockholders' equity of $1,178 million for the write-off, net of taxes, of acquired in-process research and development and an increase in current liabilities of $995 million for restructuring and acquisition costs. The second pro forma balance sheet data is further adjusted for the Clairol divestiture, as if it had occurred on June 30, 2001, and gives effect to the assumed receipt of $4.95 billion from the sale of the Clairol business. The Clairol proceeds are expected to be used to pay down approximately $2.5 billion of commercial paper borrowings. The balance of $2.45 billion is added to cash and marketable securities and the $1.7 billion in taxes on the transaction is added to current liabilities. The Zimmer spin-off is not reflected in the pro forma balance sheet data set forth below because it would not have a material effect.

    The information included in this table should be read in conjunction with the audited historical consolidated financial statements of Bristol-Myers Squibb and the respective notes thereto and the Management Discussion and Analysis of Financial Condition and Results of Operations from our most recent Form 10-K and the financial statements in our most recent Form 10-Q and in the Form 8-K filed June 8, 2001, as amended on Form 8-K/A filed September 20, 2001, each incorporated by reference herein. This "Selected Consolidated Pro Forma Financial Information" does not purport to represent what our financial position or results of operations actually would have been if the acquisition of DuPont Pharmaceuticals or the financings therefor had been completed as of the date or for the periods presented, or to project our financial position or results of operations for any future date or for any future period.

                            (CONTINUED ON NEXT PAGE)

                                                        PRO FORMA FOR THE DUPONT PHARMACEUTICALS
                                                         ACQUISITION AND THE FINANCINGS THEREFOR
                                                        -----------------------------------------
                                                         SIX MONTHS ENDED         YEAR ENDED
                                                           JUNE 30, 2001       DECEMBER 31, 2000
                                                        -------------------   -------------------
                                                                      (IN MILLIONS)
INCOME STATEMENT DATA:
Net sales.............................................         $9,941               $19,675
Depreciation and amortization.........................            519                 1,053
Research and development..............................          1,267                 2,465
Interest expense......................................            235                   485
Earnings from continuing operations...................          2,024                 3,688

                                                   PRO FORMA FOR THE DUPONT
                                                       PHARMACEUTICALS                  PRO FORMA
                                                ACQUISITION AND THE FINANCINGS   ADJUSTED FURTHER FOR THE
                                                           THEREFOR                CLAIROL DIVESTITURE
                                                     AS OF JUNE 30, 2001           AS OF JUNE 30, 2001
                                                ------------------------------   ------------------------
                                                                      (IN MILLIONS)
BALANCE SHEET DATA:
Cash and marketable securities................              $ 1,853                      $ 4,303
Current assets................................                8,863                       10,775
Total assets..................................               24,584                       26,229
Current liabilities...........................                9,148                        8,270
Long-term debt................................                5,303                        5,303
Total debt....................................                7,970                        5,470
Stockholders' equity..........................                8,361                       10,912

             SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

    The following tables set forth selected consolidated historical financial data for Bristol-Myers Squibb and for the DuPont Pharmaceuticals business for each of the periods indicated. The historical financial information of Bristol-Myers Squibb should be read in conjunction with the consolidated financial statements and related notes thereto included in Bristol-Myers Squibb's annual report on Form 10-K for the year ended December 31, 2000, and quarterly report on Form 10-Q for the quarter ended June 30, 2001. The historical financial information of DuPont Pharmaceuticals should be read in conjunction with the consolidated financial statements and related notes thereto included in Bristol-Myers Squibb's report on Form 8-K/A filed September 20, 2001.

BRISTOL-MYERS SQUIBB

                                               AT OR FOR THE SIX
                                                 MONTHS ENDED          AT OR FOR THE YEAR ENDED
                                                   JUNE 30,                  DECEMBER 31,
                                              -------------------   ------------------------------
                                                2001       2000       2000       1999       1998
                                              --------   --------   --------   --------   --------
                                                                 (IN MILLIONS)
INCOME STATEMENT DATA:
Net sales...................................  $ 9,398    $ 8,869    $18,216    $16,878    $15,061
Depreciation and amortization...............      363        373        746        678        625
Research and development....................    1,003        896      1,939      1,759      1,506
Interest expense............................       49         52        108        130        154
Earnings from continuing operations.........    2,345      2,134      4,096      3,789      2,750

BALANCE SHEET DATA:
Cash and marketable securities..............  $ 3,148    $ 2,424    $ 3,385    $ 2,957    $ 2,529
Working capital.............................    4,258      3,808      4,192      3,730      2,991
Total assets................................   17,476     16,831     17,578     17,114     16,272
Long-term debt..............................    1,302      1,330      1,336      1,342      1,364
Total debt..................................    1,464      1,588      1,498      1,774      1,846
Stockholders' equity........................    9,539      8,917      9,180      8,645      7,576

DUPONT PHARMACEUTICALS

                                                      AT OR FOR THE SIX
                                                        MONTHS ENDED       AT OR FOR THE YEAR ENDED
                                                          JUNE 30,               DECEMBER 31,
                                                     -------------------   -------------------------
                                                       2001       2000        2000          1999
                                                     --------   --------   -----------   -----------
                                                                      (IN MILLIONS)
INCOME STATEMENT DATA:
Net sales..........................................   $  543      $771       $1,459        $1,618
Depreciation and amortization......................       65        55          124           111
Research and development expense...................      264       265          526           458
Interest expense...................................       21        24           47            40
Net (loss)/Income..................................     (253)      (26)        (137)          175

BALANCE SHEET DATA:
Short-term investments.............................   $    5                 $   10        $    2
Working capital....................................       92                     67            65
Total assets.......................................    1,997                  2,053         2,049
Long-term debt and capital lease obligations.......        1                      3             3
Total debt.........................................        6                      8             6
Accumulated other comprehensive income/(loss)......      (30)                   (22)          (13)

                                   MANAGEMENT

DIRECTORS

    Our directors and their principal occupations as of the date hereof are set forth in the following table.

NAME                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
----                                          ------------------------------------------
Peter R. Dolan...............  Chairman of the Board and Chief Executive Officer

Robert E. Allen..............  Director, Retired Chairman and Chief Executive Officer of AT&T Corp.

Lewis B. Campbell............  Director, Chairman and Chief Executive Officer of Textron Inc.

Vance D. Coffman.............  Director, Chairman and Chief Executive Officer of Lockheed Martin
                               Corporation

Ellen V. Futter..............  Director, President of the American Museum of Natural History

Louis V. Gerstner, Jr........  Director, Chairman and Chief Executive Officer of IBM Corporation

Laurie H. Glimcher, M.D......  Director, Irene Heinz Given Professor of Immunology at the Harvard School
                               of Public Health and Professor of Medicine at the Harvard Medical School

Leif Johansson...............  Director, President and Chief Executive Officer of AB Volvo

James D. Robinson III........  Director, Chairman and Chief Executive Officer of RRE Investors, General
                               Partner of RRE Ventures GP II, LLC and Chairman of Violy, Byorum &
                               Partners Holdings, LLC

Louis W. Sullivan, M.D.......  Director, President of Morehouse School of Medicine

EXECUTIVE OFFICERS

    The following persons, all of whom are full-time employees of Bristol-Myers Squibb, held the offices indicated in the following table as of September 17, 2001.

NAME                                                           POSITION
----                                                           --------
Peter R. Dolan...............  Chairman of the Board and Chief Executive Officer

Harrison M. Bains, Jr........  Vice President and Treasurer, Corporate Staff

Andrew G. Bodnar, M.D........  Vice President, Medical and External Affairs, Corporate Staff

Donald J. Hayden, Jr.........  Executive Vice President, e-Business and Strategy, Corporate Staff

George P. Kooluris...........  Senior Vice President, Corporate Development, Corporate Staff

Richard J. Lane..............  Executive Vice President, Corporate Staff and President, Worldwide
                               Medicines

Sandra Leung.................  Secretary and Head of Office of Corporate Conduct, Corporate Staff

John L. McGoldrick...........  Executive Vice President and General Counsel, Corporate Staff and
                               President, Medical Devices Group

Peter S. Ringrose, Ph.D......  Chief Scientific Officer and President, Pharmaceutical Research Institute

Stephen I. Sadove............  Senior Vice President, Corporate Staff and President, Worldwide Beauty
                               Care

Frederick S. Schiff..........  Senior Vice President and Chief Financial Officer, Corporate Staff

Beth C. Seidenberg, M.D......  Senior Vice President, Clinical Development and Life Cycle Management,
                               Pharmaceutical Research Institute

Elliott Sigal, M.D., Ph.D....  Senior Vice President, Drug Discovery and Exploratory Development,
                               Pharmaceutical Research Institute

John L. Skule................  Senior Vice President, Corporate and Environmental Affairs, Corporate
                               Staff

Charles G. Tharp, Ph.D. .....  Senior Vice President, Human Resources, Corporate Staff

Curtis L. Tomlin.............  Vice President and Controller, Corporate Staff

                              DESCRIPTION OF NOTES

    THE FOLLOWING SUMMARY OF THE PARTICULAR TERMS OF THE NOTES OFFERED BY THIS PROSPECTUS SUPPLEMENT SUPPLEMENTS AND, TO THE EXTENT INCONSISTENT WITH THE ACCOMPANYING PROSPECTUS, REPLACES THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE SECURITIES CONTAINED IN THE ACCOMPANYING PROSPECTUS, TO WHICH DESCRIPTION REFERENCE IS MADE BY THIS PROSPECTUS SUPPLEMENT. THE STATEMENTS IN THIS PROSPECTUS SUPPLEMENT CONCERNING THE NOTES AND THE INDENTURE DO NOT PURPORT TO BE COMPLETE.

TITLES

    % Notes due 2006 (the "notes due 2006") and   % Notes due 2011 (the "notes
due 2011" and, together with the notes due 2006, the "notes").

GENERAL

    Bristol-Myers Squibb will issue the notes as two separate series of debt securities under the indenture, dated as of June 1, 1993, as supplemented by a supplemental indenture relating to the notes, between Bristol-Myers Squibb and The Chase Manhattan Bank, as trustee. For a description of the rights attaching to different series of debt securities under the indenture, see "Description of the Debt Securities" in the accompanying prospectus.

    Bristol-Myers Squibb will issue the notes only in book-entry form, in denominations of $1,000 and multiples of $1,000, through the facilities of The Depository Trust Company, and sales in book-entry form may be effected only through a participating member of DTC. See "--Global Securities" below.

PRINCIPAL AMOUNT OF NOTES

    The notes due 2006 will be issued in an initial aggregate principal amount
of $               and the notes due 2011 will be issued in an initial aggregate
principal amount of $         .

MATURITY OF NOTES

    The notes due 2006 will mature on       , 2006, and the notes due 2011 will
mature on       , 2011.

INTEREST RATES ON NOTES

    The interest rates on the notes due 2006 and notes due 2011 are   % per
annum and   % per annum, respectively, in each case, computed on the basis of a
360-day year of twelve 30-day months.

DATE INTEREST BEGINS TO ACCRUE ON NOTES

    Interest will begin to accrue on both series of notes on       , 2001.

INTEREST PAYMENT DATES

    Bristol-Myers Squibb will pay interest on the notes semi-annually on each
      and       (each an "Interest Payment Date"). Interest payable on each
Interest Payment Date will include
interest accrued from       , 2001, or from the most recent Interest Payment
Date to which interest has been paid or duly provided for.

FIRST INTEREST PAYMENT DATE

    The first interest payment date for both series of notes will be       ,
2002.

REGULAR RECORD DATES FOR INTEREST

    Bristol-Myers Squibb will pay interest payable on any Interest Payment Date to the person in whose name a note (or any predecessor note) is registered at
the close of business on       or       , as the case may be, next preceding
such Interest Payment Date.

PAYING AGENT

    The trustee will initially be the securities registrar and paying agent and will act as such only at its offices in New York, New York. Bristol-Myers Squibb may at any time designate additional paying agents or rescind the designations or approve a change in the offices where they act.

    Bristol-Myers Squibb has appointed Chase Manhattan Bank Luxembourg S.A. as paying agent and transfer agent in Luxembourg with respect to the notes in definitive form. As long as the notes are listed on the Luxembourg Stock Exchange, we will maintain a paying agent and transfer agent in Luxembourg, and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "Listing and General Information--Listing" below.

GLOBAL SECURITIES

    The notes will each be represented by one or more global securities registered in the name of the nominee of DTC. Bristol-Myers Squibb will issue the notes in denominations of $1,000 and integral multiples of $1,000. Bristol-Myers Squibb will deposit the global securities with DTC or its custodian and will register the global securities in the name of DTC's nominee. See "Description of the Debt Securities--General--Global Securities" in the accompanying prospectus and "Book-Entry Issuance" below.

REDEMPTION OF THE NOTES

    The notes may be redeemed at any time at Bristol-Myers Squibb's option in whole or from time to time in part at a redemption price equal to the sum of
(1) the principal amount of any notes being redeemed plus accrued interest to the redemption date and (2) the Make-Whole Amount (as defined below), if any.

    If Bristol-Myers Squibb has given notice as provided in the indenture and funds for the redemption of any notes called for redemption have been made available on the redemption date, those notes will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the holders of those notes will be to receive payment of the redemption price.

    Bristol-Myers Squibb will give notice of any optional redemption to holders at their addresses, as shown in the security register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the notes held by such holder to be redeemed.

    Bristol-Myers Squibb will notify the trustee at least 45 days prior to giving notice of redemption (or such shorter period as is satisfactory to the trustee) of the series and the aggregate principal amount of notes to be redeemed and their redemption date. If less than all the notes of that series is to be redeemed, the trustee shall select which notes of that series are to be redeemed in a manner it deems to be fair and appropriate.

    The notes may also be redeemed in connection with certain tax events. See "--Redemption Upon a Tax Event" below.

    As used above:

    "Make-Whole Amount" means the excess of (1) the aggregate present value, on the date fixed for redemption, of the principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable on that principal amount if such redemption had not been made, over (2) the aggregate principal amount of notes being redeemed. Present value shall be determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as defined below and as determined on the third business day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made.

    "Reinvestment Rate" means   % for the notes due 2006 and   % for the notes
due 2011, plus, in each case, the arithmetic mean of the yields under the heading "Week Ending" published in the most recent Statistical Release (as defined below) under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two established maturities most closely corresponding to such maturity will be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

    "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the indenture, then such other reasonably comparable index which shall be designated by Bristol-Myers Squibb.

SINKING FUND

    There is no sinking fund.

DEFEASANCE

    The notes are subject to Bristol-Myers Squibb's ability to choose "LEGAL DEFEASANCE" and "COVENANT DEFEASANCE" as described under the caption "Description of the Debt Securities--General--Satisfaction and Discharge; Defeasance" in the accompanying prospectus.

DEFINITIVE SECURITIES

    A permanent global security is exchangeable for definitive notes registered in the name of any person other than DTC or its nominee, only as described under "Description of the Debt Securities--General--Global Securities--Special Situation When a Global Security Will Be Terminated" in the accompanying prospectus.

SAME-DAY SETTLEMENT AND PAYMENT

    The underwriters will make settlement for the notes in immediately available or same-day funds. So long as the notes are represented by the global securities, Bristol-Myers Squibb will make all payments of principal and interest in immediately available funds.

    Secondary trading in notes and debentures of corporate issues is generally settled in clearing-house or next-day funds. In contrast, so long as the notes are represented by the global securities registered in the name of DTC or its nominee, the notes will trade in DTC's Same-Day Funds Settlement System. DTC will require secondary market trading activity in the notes represented by the global securities to settle in immediately available or same-day funds on trading activity in the notes.

PAYMENT OF ADDITIONAL AMOUNTS

    We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts as are necessary so that the net payment by us or a paying agent of the principal of and interest on the notes to a person that is a Non-U.S. Holder (as defined under the heading "United States Tax Considerations--Tax Consequences to Non-U.S. Holders" below), after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable in respect of the notes had no withholding or deduction been required.

    Our obligation to pay additional amounts shall not apply:

        (1) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner, or a fiduciary, settlor, beneficiary or member of the beneficial owner if the beneficial owner is an estate, trust or partnership, or a person holding a power over an estate or trust administered by a fiduciary holder:

           (a) is or was present or engaged in trade or business in the United States or has or had a permanent establishment in the United States;

           (b) is or was a citizen or resident or is or was treated as a resident of the United States;

           (c) is or was a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States, is or was a corporation that has accumulated earnings to avoid United States federal income tax or is or was a private foundation or other tax-exempt organization; or

           (d) is or was an actual or constructive "10-percent shareholder" of Bristol-Myers Squibb, as defined in Section 871(h)(3) of the U.S. Internal Revenue Code of 1986, as amended;

        (2) to any holder that is not the sole beneficial owner of notes, or that is a fiduciary or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership would not have been entitled to the payment of an additional amount had such beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;

        (3) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner or any other person failed to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

        (4) to any tax, assessment or governmental charge that is imposed other than by deduction or withholding by Bristol-Myers Squibb or a paying agent from the payment;

        (5) to any tax, assessment or governmental charge that is imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the day on which the payment becomes due or is duly provided for, whichever occurs later;

        (6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or any similar tax, assessment or governmental charge;

        (7) to any tax, assessment or other governmental charge any paying agent (which term may include us) must withhold from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent; or

        (8) to any tax, assessment or governmental charge that would not have been so imposed or withheld but for the presentation by the holder of a note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later; or

        (9) in the case of any combination of the above items.

    The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable. Except as specifically provided under this heading "--Payment of Additional Amounts" and under the heading "--Redemption Upon a Tax Event," we do not have to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority.

    In particular, we will not pay additional amounts on any note

    - where withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000, or any law implementing or complying with, or introduced in order to conform to, that Directive, or

    - presented for payment by or on behalf of a beneficial owner who would have been able to avoid the withholding or deduction by presenting the relevant note to another paying agent in a Member State of the EU.

REDEMPTION UPON A TAX EVENT

    If (a) we become or will become obligated to pay additional amounts as described under the heading "--Payment of Additional Amounts" as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendment to, any official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, or (b) a taxing authority of the United States takes an action on or after the date of this prospectus supplement, whether or not with respect to us or any of our affiliates, that results in a substantial probability that we will or may be required to pay such additional amounts, in either case, with respect to a series of notes for reasons outside our control and after taking reasonable measures available to us to avoid such obligation, then we may, at our option, redeem, as a whole, but not in part, the notes of that series at any time prior to maturity on not less than 30 nor more than 60 calendar days' prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption. No redemption pursuant to (b) above may be made unless we shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that we will or may be required to pay the additional amounts described under the heading "--Payment of Additional Amounts" and we shall have delivered to the trustee a certificate, signed by a duly authorized officer, stating that based on such opinion we are entitled to redeem the notes pursuant to their terms.

FURTHER ISSUES

    We may from time to time, without notice to or the consent of the holders of either series of notes, increase the aggregate principal amount of the notes due 2006 or the notes due 2011 by creating and issuing further notes ranking equally and ratably with the notes of that series in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those further notes. Any further notes will be consolidated and form a single series with the notes of that series and will have the same terms as to status, redemption or otherwise as the notes of that series. Any further notes will be issued by or pursuant to a resolution of our board of directors or a supplement to the indenture.

PRESCRIPTION PERIOD

    Any money that we deposit with the trustee or any paying agent for the payment of principal or any interest on any global note of any series that remains unclaimed for two years after the date upon which the principal and interest are due and payable will be repaid to us upon our request unless otherwise required by mandatory provisions of any applicable unclaimed property law. After that time, unless otherwise required by mandatory provisions of any unclaimed property law, the holder of any note will be able to seek any payment to which that holder may be entitled to collect only from us.

                              BOOK-ENTRY ISSUANCE

    The notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, The Depository Trust Company, known as DTC, as the depositary, and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through either DTC (in the United States), Clearstream Banking, Societe Anonyme, which we refer to as "Clearstream Luxembourg," or Euroclear Bank S.A./N.V., which we refer to as "Euroclear", as operator of the Euroclear System (outside of the United States), if they are participants in these systems, or indirectly through organizations which are participants in these systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold these interests in customers' securities accounts in the names of their respective U.S. depositaries on the books of DTC. Citibank, N.A. will act as the U.S. depositary for Clearstream Luxembourg, and The Chase Manhattan Bank will act as the U.S. depositary for Euroclear. Except under circumstances described below, the notes will not be issuable in definitive form. The laws of some states require that certain purchasers of securities take physical delivery of their securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in the global notes.

    So long as the depositary or its nominee is the registered owner of the global notes, the depositary or its nominee will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the indenture. Except as provided below, owners of beneficial interests in the global notes will not be entitled to have notes represented by the global notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the indenture.

    Principal and interest payments on notes registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global notes. None of us, the trustee or any paying agent or registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global notes or for maintaining, supervising or reviewing any records relating to these beneficial interests.

    We expect that the depositary for the notes or its nominee, upon receipt of any payment of principal or interest, will credit the participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interest in the global notes held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of these participants.

    If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the global notes. We will also issue notes in definitive form in exchange for the global notes if an event of default has occurred with regard to the notes represented by the global notes and has not been cured or waived. In addition, we may at any time and in our sole discretion determine not to have the notes represented by the global notes and, in that event, will issue notes in definitive form in exchange for the global notes. In any such instance, an owner of a beneficial interest in the global notes will be entitled to physical delivery in definitive form of notes represented by the global notes equal in principal amount to such beneficial interest and to have such notes registered in its name. Notes so issued in definitive form will be issued as registered notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us. Our definitive notes can be transferred by presentation for registration to the registrar at its New York or Luxembourg offices and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive notes.

THE CLEARING SYSTEMS

    DTC. The depositary advises as follows: The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

    The depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depositary's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to the depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    According to the depositary, the foregoing information with respect to the depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

    CLEARSTREAM LUXEMBOURG. Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg participants through electronic book-entry changes in accounts of Clearstream Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg participant either directly or indirectly.

    Distributions with respect to notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream Luxembourg.

    EUROCLEAR. Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium as the "Euroclear operator".

    The Euroclear operator holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear participants, and between Euroclear participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

    The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services.

    Non-participants of Euroclear may hold and transfer book-entry interests in the securities through accounts with a direct participant of Euroclear or any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and the Euroclear operator.

    The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

    Securities clearance accounts and cash accounts with the Euroclear operator are governed by the "Terms and Conditions Governing Use of Euroclear" and the related operating procedures of the Euroclear System, and applicable Belgian law, which are collectively referred to as the "terms and conditions". The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

    Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

    Initial settlement for the notes will be made in same-day U.S. dollar funds.

    Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules. Secondary market trading between Clearstream Luxembourg participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds.

    Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear participants, on the other hand, will be effected in DTC in accordance with DTC rules on behalf of the relevant international clearing system by its U.S. depositary. However, cross-market transactions will require delivery of instructions to the relevant international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC. Clearstream Luxembourg participants and Euroclear participants may not deliver instructions directly to the respective U.S. depositary.

    Because of time-zone differences, credits of notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. These credits or any transactions in the notes settled during the processing will be reported to the relevant Clearstream Luxembourg or Euroclear participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream Luxembourg participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

    Although it is expected that DTC, Clearstream Luxembourg and Euroclear will follow the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue such procedures and such procedures may be changed or discontinued at any time.

NOTICES

    Notices to holders of the notes will be sent by mail to the registered holders and will be published, whether the notes are in global or definitive form, and so long as the notes are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the LUXEMBURGER WORT. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the notes are listed on the Luxembourg Stock Exchange, any appointment of or change in the Luxembourg paying agent and transfer agent will be published in Luxembourg in the manner set forth above.

                        UNITED STATES TAX CONSIDERATIONS

    This section summarizes the material U.S. federal income tax consequences to holders of notes. It represents the views of our tax counsel, Cravath, Swaine & Moore. However, the discussion is limited in the following ways:

    - The discussion only covers you if you buy your notes in the initial offering.

    - The discussion only covers you if you hold your notes as a capital asset for U.S. federal income tax consequences (that is, for investment purposes) and if you do not have a special tax status.

    - The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of notes. We suggest that you consult your tax advisor about the consequences of holding notes in your particular situation.

    - The discussion is based on current law. Changes in the law may change the tax treatment of the notes, possibly on a retroactive basis.

    - The discussion does not cover state, local or foreign law.

    - The discussion does not apply to you if you are a non-U.S. holder of notes and if you (a) own 10% or more of the voting stock of Bristol-Myers Squibb, (b) are a "controlled foreign corporation" with respect to Bristol-Myers Squibb, or (c) are a bank making a loan in the ordinary course of its business.

    - We have not requested a ruling from the IRS on the tax consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion.

    - If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes, we suggest that you consult your tax advisor.

    If you are considering buying notes, we suggest that you consult your tax advisors about the tax consequences of holding the notes in your particular situation.

TAX CONSEQUENCES TO U.S. HOLDERS

    This section applies to you if you are a "U.S. Holder". A "U.S. Holder" is:

    - an individual U.S. citizen or resident alien;

    - a corporation, or entity taxable as a corporation, that was created under U.S. law (federal or state); or

    - an estate or trust whose world-wide income is subject to U.S. federal income tax.

    INTEREST.

    - If you are a cash method taxpayer (including most individual holders), you must report interest on the notes in your income when you receive it.

    - If you are an accrual method taxpayer, you must report interest on the notes in your income as it accrues.

    SALE OR RETIREMENT OF NOTES.  On your sale or retirement of your note:

    - You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in your note. Your tax basis in your note is your cost, subject to certain adjustments.

    - Your gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if you held your note for more than one year.

    - If you sell your note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. Under the tax rules concerning information reporting to the IRS:

    - Assuming you hold your note through a broker or other securities intermediary, the intermediary must provide information to the IRS concerning interest and retirement proceeds on your note, unless an exemption applies.

    - Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

    - If you are subject to these requirements but do not comply, the intermediary must withhold a percentage of all amounts payable to you on the notes (including principal payments). If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

    - All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

    This section applies to you if you are a "Non-U.S. Holder." A "Non-U.S. Holder" is:

    - an individual that is a nonresident alien;

    - a corporation organized or created under non-U.S. law; or

    - an estate or trust that is not taxable in the U.S. on its worldwide income.

    WITHHOLDING TAXES. Generally, payments of principal and interest on the notes will not be subject to U.S. withholding taxes.

    However, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements:

    - You provide your name, address and a signed statement that you are the beneficial owner of the note and are not a U.S. Holder. This statement is generally made on Form W-8BEN.

    - You or your agent claim an exemption from withholding tax under an applicable tax treaty. This claim is generally made on Form W-8BEN.

    - You or your agent claim an exemption from withholding tax on the ground that the income is effectively connected with the conduct of a trade or business in the U.S. This claim is generally made on Form W-8ECI.

    We suggest that you consult your tax advisor about the specific methods for satisfying these requirements. These procedures have been in effect since January 1, 2001. In addition, a claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

    SALE OR RETIREMENT OF NOTES. If you sell a note or it is redeemed, you will not be subject to federal income tax on any gain unless one of the following applies:

    - The gain is effectively connected with a trade or business that you conduct in the U.S.

    - You are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the note, and certain other conditions are satisfied.

    - The gain represents accrued interest, in which case the rules for interest would apply.

U.S. TRADE OR BUSINESS

    If you hold your note in connection with a trade or business that you are conducting in the U.S.:

    - Any interest on the note, and any gain from disposing of the note, generally will be subject to income tax as if you were a U.S. Holder.

    - If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

ESTATE TAXES

    If you are an individual, your notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the notes were not effectively connected to a trade or business that you were conducting in the U.S.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

    - Principal and interest payments you receive will be automatically exempt from the usual rules if you provide the tax certifications needed to avoid withholding tax on interest, as described above. The exemption does not apply if the recipient of the applicable form knows, or has reason to know, that the form is false. In addition, interest payments made to you will be reported to the IRS on Form 1042-S.

    - Sale proceeds you receive on a sale of your notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

POSSIBLE EUROPEAN UNION REQUIREMENTS

    The European Union is considering new procedures that would apply to you if you are a tax resident of a member state and you receive interest on the notes from a paying agent located in another member state. Under these procedures, the paying agent's member state would adopt one of the following rules:

    - the paying agent would be required to withhold tax on interest paid to you on the notes, unless you follow specified procedures to show that you have reported the interest to the tax authorities in your state of residence; or

    - the interest paid to you would be reported to the tax authorities in your state of residence by the paying agent's member state.

    No decision has been made whether to adopt these requirements. Even if they are adopted, it is not clear what their effective date will be. We advise you to consult your tax advisor about the possible implications of these requirements.

                                  UNDERWRITING

    Bristol-Myers Squibb and the underwriters for the offering named below have
entered into an underwriting agreement, dated September   , 2001, with respect
to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are the representatives of the underwriters.

                                                                Principal       Principal
                                                                Amount of       Amount of
                                                                Notes due       Notes due
                        Underwriters                              2006            2011
                        ------------                          -------------   -------------
Goldman, Sachs & Co. .......................................    $               $
J.P. Morgan Securities Inc. ................................
Salomon Smith Barney Inc. ..................................
ABN AMRO Incorporated.......................................
Banc of America Securities LLC..............................
Deutsche Banc Alex. Brown Inc. .............................
Banca Monte dei Paschi di Siena S.p.A. .....................
BMO Nesbitt Burns Corp. ....................................
BNP Paribas Securities Corp. ...............................
BNY Capital Markets, Inc. ..................................
Banco Santander Central Hispano S.A.........................
The Northern Trust Company..................................
The Royal Bank of Scotland plc..............................
Tokyo-Mitsubishi International plc..........................
Wachovia Securities, Inc. ..................................
The Williams Capital Group, L.P. ...........................
                                                                --------        --------
    Total...................................................    $               $
                                                                ========        ========

    Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold
at a discount from the initial public offering price of up to     % of the
principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a
discount from the initial public offering price of up to     % of the principal
amount of notes. If all the notes are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

    The underwriters intend to offer the notes for sale in jurisdictions in the United States, Europe and Asia where it is legal to make such offers.

    Banca Monte dei Paschi di Siena S.p.A. and Tokyo-Mitsubishi International plc are not U.S. registered broker-dealers and, therefore, to the extent that either intends to effect any sales of notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by NASD regulations.

    Each series of the notes is a new issue of securities with no established trading market. Bristol-Myers Squibb has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

    In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

    Bristol-Myers Squibb has applied for the notes to be listed on the Luxembourg Stock Exchange in accordance with the rules thereof but cannot assure you that the notes will be approved for listing.

    Each of the underwriters has agreed that it will not offer, sell or deliver any of the notes in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof and that it will take, at its own expense, whatever action is required to permit its purchase and resale of the notes in those jurisdictions as set forth in the underwriting agreement.

    Each underwriter has represented and agreed that (a) it has not offered or sold and, prior to the expiry of the period of six months from the time of closing, will not offer or sell any notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (b) has complied, and will comply, with all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain (as amended) or is a person to whom such document may lawfully be issued or passed on.

    Each underwriter has acknowledged and agreed that the securities have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese Law.

    Each underwriter has represented and agreed that (a) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and (b) it has not issued or had in its possession for the purpose of issue, and will not issue or have in its possession for the purpose of issue, in Hong Kong, any invitation or advertisement relating to the notes in Hong Kong, except if permitted to do so by the securities laws of Hong Kong, other than with respect to notes intended to be disposed of to persons outside Hong Kong or to be disposed of only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.

    Each underwriter has represented and agreed that it has not and will not offer or sell any of the notes, or distribute any document or other material in connection with the offer of notes, either directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 106C of the Companies Act, Chapter 50 of Singapore (the "Singapore Companies Act"), (b) to a sophisticated investor in accordance with the conditions specified in Section 106D of the Singapore Companies Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other provisions of the Singapore Companies Act.

    The notes may not be offered, sold, transferred or delivered in or from The Netherlands as part of their initial distribution or as part of any re-offering, and neither this prospectus supplement nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

    Bristol-Myers Squibb estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be
approximately $         .

    Bristol-Myers Squibb has agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933.

    Ellen V. Futter, a member of our board of directors, is also a director of J.P. Morgan Chase & Co., the parent company of J.P. Morgan Securities Inc.

    In the ordinary course of their respective businesses, certain of the underwriters and their respective affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to us and certain of our affiliates, for which they have in the past received, and may in the future receive, customary fees.

    Certain of the underwriters are dealers under our commercial paper program. In addition, Goldman Sachs Credit Partners L.P., an affiliate of Goldman,
Sachs & Co., and The Chase Manhattan Bank, an affiliate of J.P. Morgan Securities Inc., are each party to a $1.5 billion revolving credit facility with Bristol-Myers Squibb as borrower. The Chase Manhattan Bank is also a lender and administrative agent, and affiliates of most of the underwriters are lenders, under Bristol-Myers Squibb's $500 million revolving credit facility. See "Capitalization" in this prospectus supplement. The Chase Manhattan Bank is also trustee under the indenture.

    J.P. Morgan Securities Inc. ("JPMorgan") will make the notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between JPMorgan and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from JPMorgan based on transactions JPMorgan conducts through the system. JPMorgan will make the notes available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

                                 LEGAL OPINIONS

    Certain legal matters in connection with the offering of the notes will be passed upon for Bristol-Myers Squibb by John L. McGoldrick, Esq., Bristol-Myers Squibb's Executive Vice President and General Counsel and President--Medical Devices Group, and by Cravath, Swaine & Moore. The validity of the notes will be passed on for the underwriters by Sullivan & Cromwell.

                                    EXPERTS

    Bristol-Myers Squibb's financial statements incorporated in this prospectus supplement by reference to the annual report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    With respect to the unaudited financial information of Bristol-Myers Squibb Company for the three-month periods ended March 31, 2001 and 2000 and the three- and six-month periods ended June 30, 2001 and 2000 incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 25, 2001 and July 25, 2001 therein state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

    The combined financial statements of the DuPont Pharmaceuticals business, a carved-out business of E.I. du Pont de Nemours and Company, as of December 31, 2000 and 1999 and for each of the two years in the period ended December 31, 2000, included in the current report on Form 8-K/A of Bristol-Myers Squibb, dated September 20, 2001, and incorporated by reference in this prospectus supplement, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                 WHERE YOU CAN FIND MORE INFORMATION--DOCUMENTS
                           INCORPORATED BY REFERENCE

    The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference our annual report on Form 10-K for the year ended December 31, 2000, our quarterly reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001, and our current report on Form 8-K, dated June 8, 2001, as amended by the Form 8-K/A, dated September 20, 2001, and our current report on Form 8-K, dated
September 19, 2001.

    You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

       Bristol-Myers Squibb Company
       345 Park Avenue
       New York, New York 10154
       Attention: Secretary

    Documents incorporated by reference will also be made available free of charge at the main office of the Luxembourg paying agent:

       Chase Manhattan Bank Luxembourg S.A.
       5, Rue Plaetis
       L-2338 Luxembourg

                        LISTING AND GENERAL INFORMATION

LISTING

    Application has been made to list the notes on the Luxembourg Stock Exchange. In connection with the listing application, Bristol-Myers Squibb's amended and restated certificate of incorporation, as amended, and by-laws and a legal notice relating to the issuance of the notes have been deposited prior to listing with the Chief Registrar of the District Court of Luxembourg (GREFFIER EN CHEF DU TRIBUNAL D'ARRONDISSEMENT DE ET A LUXEMBOURG), where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the indenture and our annual report on Form 10-K for the year ended December 31, 2000, as well as all future annual reports, quarterly reports and financial current reports on Form 8-K, so long as any of the notes are outstanding and listed on the Luxembourg Stock Exchange, will be made available at the main office of Chase Manhattan Bank Luxembourg S.A., in Luxembourg. Chase Manhattan Bank Luxembourg S.A. will act as intermediary between the Luxembourg Stock Exchange and us and the holders of the notes. In addition, copies of the above reports of Bristol-Myers Squibb may be obtained free of charge at such office. The underwriting agreement will be available for inspection at Chase Manhattan Bank Luxembourg S.A.

LUXEMBOURG PAYING AGENT

    We have appointed Chase Manhattan Bank Luxembourg S.A. as the Luxembourg paying agent. We will maintain a paying agent and transfer agent in Luxembourg as long as our notes are listed on the Luxembourg Stock Exchange. For as long as our notes are listed on the Luxembourg Stock Exchange, we will publish any changes as to the identity or location of the Luxembourg paying agent in a leading daily newspaper in Luxembourg, which is expected to be the LUXEMBURGER WORT.

AUTHORIZATION

    Resolutions relating to the issue and sale of the notes were adopted by our board of directors on July 17, 2001.

MATERIAL CHANGE

    Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, there has been no material adverse change in our financial position since December 31, 2000.

LITIGATION

    Except as disclosed in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, we are not involved in any litigation, arbitration or administrative proceedings that are material in the context of the issue of the notes, nor, so far as we are aware, are any such litigation, arbitration or administrative proceedings involving us pending or threatened.

IDENTIFICATION NUMBERS

    The notes have been accepted for clearing through DTC, Euroclear and Clearstream, Luxembourg. The notes due 2006 have been assigned Common Code
      , International Security Identification Number (ISIN) No.       and CUSIP
No.       . The notes due 2011 have been assigned Common Code       , ISIN
No.       and CUSIP No.       .

                                   PROSPECTUS
                          BRISTOL-MYERS SQUIBB COMPANY
                                345 PARK AVENUE
                               NEW YORK, NY 10154

                                     [LOGO]

                               ------------------

                                 $5,000,000,000
                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                                    WARRANTS

                               ------------------

      BRISTOL-MYERS SQUIBB WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES
                       IN SUPPLEMENTS TO THIS PROSPECTUS.

     YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT TO THIS PROSPECTUS
                          CAREFULLY BEFORE YOU INVEST.

                             ---------------------

    The common stock and $2 convertible preferred stock of Bristol-Myers Squibb are listed on the New York Stock Exchange and the Pacific Exchange, Inc. under the symbols "BMY" and "BMYPR", respectively. Any common stock or $2 convertible preferred stock sold pursuant to a prospectus supplement will be listed, subject to notice of issuance, on these stock exchanges.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

    The date of this prospectus is August 10, 2001.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
About This Prospectus.......................................      3

Forward-Looking Statements..................................      3

Where You Can Find More Information.........................      3

Description of the Company..................................      4

Use of Proceeds.............................................      4

Ratios of Earnings to Fixed Charges and Earnings to Combined
  Fixed Charges and Preferred Stock Dividends...............      4

Description of the Debt Securities..........................      5

Description of the Preferred Stock..........................     16

Description of the Depositary Shares........................     18

Description of the Common Stock.............................     21

Description of the Warrants.................................     23

Plan of Distribution........................................     24

Legal Opinion...............................................     25

Experts.....................................................     25

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate offering price of $5,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described immediately below under the heading "Where You Can Find More Information."

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements, including statements regarding, among other items, our business and operating strategy, operations, economic performance and financial condition. These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. For further details and a discussion of these and other risks and uncertainties, see the Company's SEC filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 2000. Actual results may differ materially from those expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward- looking events and circumstances discussed in this prospectus might not occur.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms:

      Public Reference Room              Chicago Regional Office
      450 Fifth Street, N.W.                 Citicorp Center
            Room 1024                    500 West Madison Street
      Washington, D.C. 20549                    Suite 1400
                                       Chicago, Illinois 60661-2511

    Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms. Our common stock and $2 convertible preferred stock are listed on the New York Stock Exchange and the Pacific Exchange, Inc. Our reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until we sell all the securities. We also specifically incorporate by reference the following documents, which we have already filed with the SEC:

      i. Our Annual Report on Form 10-K for the year ended December 31, 2000;

     ii. Our Quarterly report on Form 10-Q for the quarter ended March 31, 2001; and

     iii. Our Current Reports on Form 8-K, filed on June 8, 2001 and January 25, 2001.

    We encourage you to read our periodic and current reports. We think these reports provide additional information about our company which prudent investors find important. You may request a copy of these filings as well as any future filings incorporated by reference, at no cost, by writing or telephoning us at our principal executive offices at the following address:

       Bristol-Myers Squibb Company
       345 Park Avenue
       New York, NY 10154
       Attention: Secretary
       (212) 546-4000

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                           DESCRIPTION OF THE COMPANY

    Bristol-Myers Squibb Company was incorporated under the laws of the State of Delaware in August 1933 under the name Bristol-Myers Company as successor to a New York business started in 1887. In 1989, we changed our name to Bristol-Myers Squibb Company, as a result of a merger. Through our divisions and subsidiaries, we are a major producer and distributor in one significant business segment--medicines. In general, our business is not seasonal.

                                USE OF PROCEEDS

    Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, redemption of preferred stock, or the financing of possible acquisitions or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

          RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    The following table sets forth the Company's ratio of earnings to fixed charges and the Company's ratio of earnings to combined fixed charges and preferred stock dividends (which is the same) for each of the periods indicated:

             THREE MONTHS
           ENDED MARCH 31,                                               YEAR ENDED DECEMBER 31,
--------------------------------------         ----------------------------------------------------------------------------
        2001                    2000             2000             1999             1998             1997             1996
---------------------         --------         --------         --------         --------         --------         --------
45.26........                  40.10            37.93            30.56            19.13            23.19            26.24

    We compute the ratio of earnings to fixed charges by dividing earnings by fixed charges. This calculation excludes the effects of accounting changes which have been made over time and discontinued operations.

    We compute the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and dividends on preferred stock. Due to the immaterial amount of preferred stock dividends, the ratio of earnings to combined fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges. "Earnings" consist of income from continuing operations before provision for income taxes and fixed charges, excluding capitalized interest. "Fixed charges" consist of interest and debt expense, capitalized interest and one-third of rental expense, which we believe is a reasonable approximation of the interest factor of such rental expense.

                       DESCRIPTION OF THE DEBT SECURITIES

    The following description of the terms of the debt securities sets forth general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities.

    The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities will be issued under an indenture dated as of June 1, 1993, between us and The Chase Manhattan Bank, as trustee. This indenture is referred to as the "senior indenture". The subordinated debt securities will be issued under an indenture to be entered into between us and the trustee named in a prospectus supplement. This indenture is referred to as the "subordinated indenture". The senior indenture and the subordinated indenture are together called the "indentures".

    The following is a summary of the most important provisions of the indentures. Copies of the indentures are filed as exhibits to the registration statement of which this prospectus is a part. Section references below are to the sections in the applicable indentures. The referenced sections of the indentures are incorporated by reference. We encourage you to read our indentures.

1.  GENERAL

    Neither indenture limits the amount of debt securities that we may issue. Each indenture provides that debt securities may be issued up to the principal amount authorized by our board of directors from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness.

    The debt securities may be issued in one or more separate series of senior debt securities or subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will describe the particular amounts, prices and terms of those debt securities. These terms will include:

    - the title and type of the debt securities;

    - the total principal amount of the debt securities;

    - the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

    - the date or dates on which the principal of the debt securities will be payable;

    - whether the debt securities will be denominated in, and whether the principal of and any premium and any interest on the debt securities will be payable in, any foreign currency or foreign currency units;

    - the interest rate or rates, if any, which the debt securities will bear, the date or dates from which any interest will accrue, the interest payment dates for the debt securities and the regular record date for any interest payable on any interest payment date;

    - any optional or mandatory redemption provisions;

    - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

    - whether the debt securities are to be issued in individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders;

    - any changes to or additional events of default or covenants;

    - any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

    - any conversion or exchange provisions; and

    - any other specific terms of the debt securities.

    Unless we otherwise specify in the prospectus supplement:

    - the debt securities will be registered debt securities; and

    - registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1,000. (Sections 301 and 302 of the indentures).

    Debt securities may bear legends required by United States Federal tax law and regulations. (Section 201 of the indentures)

    If any of the debt securities are sold for any foreign currency or currency unit, or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will describe any restrictions, elections, tax consequences, specific terms and other information relating to the debt securities and the foreign currency or currency unit.

    Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement will describe any special tax, accounting or other considerations relevant to these securities.

EXCHANGE, REGISTRATION AND TRANSFER

    Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency which is maintained for these purposes. No service charge will be payable upon the transfer or exchange, except for any applicable tax or governmental charge.

    The designated security registrar in the United States for the senior debt securities is The Chase Manhattan Bank, located at 450 West 33rd Street, New York, New York 10001. The security registrar for the subordinated debt securities will be designated in a prospectus supplement.

    In the event of any redemption in part of any series of debt securities, we will not be required to issue, register the transfer of, or exchange debt securities of any series between the opening of business 15 days before the day of the mailing of a notice of redemption of securities of such series selected for redemption and the close of business on the day of mailing of the relevant notice of redemption.

    (Section 305 of the indentures)

PAYMENT AND PAYING AGENT

    We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of the paying agent. Payment of interest on fully registered securities may be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. (Section 307 of the indentures)

    If any amount payable on any debt security or coupon remains unclaimed at the end of two years after the amount became due and payable, the paying agent will release any unclaimed amounts to us. (Section 1003 of the indentures)

    Our paying agent in the United States for the senior debt securities is The Chase Manhattan Bank, located at 450 West 33rd Street, New York, New York 10001. We will designate the paying agent for the subordinated debt securities in the applicable prospectus supplement.

GLOBAL SECURITIES

    The debt securities of a series may be issued in whole or in part in the form of one or more global certificates. Those certificates will be deposited with a depositary that we will identify in a prospectus supplement. We will describe the specific terms of the depositary arrangement relating to a series of debt securities in the prospectus supplement (Section 204 of the indentures).

    Unless we otherwise specify in a prospectus supplement, we anticipate that the following provisions will apply to our depositary arrangements:

    U.S. BOOK-ENTRY SECURITIES. Debt securities of a series represented by a definitive global registered security and deposited with or on behalf of a depositary in the United States will be registered in the name of the depositary or its nominee. These securities are referred to as "book- entry securities".

    When a global security is issued and deposited with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global security to the accounts of institutions that have accounts with the depositary. Institutions that have accounts with the depositary are referred to as "participants".

    The accounts to be credited shall be designated by the underwriters or agents for the sale of such book-entry securities or by us, if we offer and sell those securities directly.

    Ownership of book-entry securities is limited to participants or persons that may hold interests through participants. In addition, ownership of these securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or by participants or persons that hold through other participants.

    So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or nominee will be considered the sole owner or holder of the book-entry securities represented by the global security for all purposes under the indenture. Payments of principal, interest and premium on those securities will be made to the depositary or its nominee as the registered owner or the holder of the global security.

    Owners of book-entry securities:

    - will not be entitled to have the debt securities registered in their names;

    - will not be entitled to receive physical delivery of the debt securities in definitive form; and

    - will not be considered the owners or holders of those debt securities under the indenture.

    SPECIAL SITUATION WHEN A GLOBAL SECURITY WILL BE TERMINATED. In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors below.

    The global security will terminate when the following special situations occur:

    - If the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days.

    - If we notify the trustee that we wish to terminate that global security;
      or

    - If an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived. We discuss defaults later under "Event of Default, Notice and Waiver".

    The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary--and not we or the trustee--is responsible for deciding the names of the institutions that will be the initial direct holders. (Section 204(c)(iii) and (iv) of the indentures).

    We expect that the depositary for book-entry securities of a series will immediately credit participants' accounts with payments received by the depositary or nominee in amounts proportionate to the participants' beneficial interests as shown on the records of such depositary.

    We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". The payments by participants to the owners of beneficial interests will be the responsibility of those participants.

SATISFACTION AND DISCHARGE; DEFEASANCE

    We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities. (Section 401 of the indentures)

    Each indenture contains a provision that permits us to elect:

        1. to be discharged from all of our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding; and/or

        2. to be released from our obligations under the following covenants and from the consequences of an event of default or cross-default resulting from a breach of these covenants:

           a. the limitations on mergers, consolidations and certain sales of assets,

           b. with respect to the senior indenture, the limitations on sale and leaseback transactions, and

           c. with respect to the senior indenture, the limitations on liens to secure debt.

    To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations, if the debt securities are denominated in U.S. dollars. This amount may be made in cash and/or foreign government securities if the debt securities are denominated in a foreign currency. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action. (Section 403 of the indentures)

    If either of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indentures, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. (Sections 401 and 403 of the indentures)

EVENTS OF DEFAULT, NOTICE AND WAIVER

    If a specified event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in principal amount of the debt securities of the series may declare the entire principal amount of all the debt securities of that series (or, if the debt securities are original issue discount securities, such portion of the principal as may be described in the applicable prospectus supplement) to be due and payable immediately.

    The declaration may be annulled and past defaults may be waived by the holders of a majority of the principal amount of the debt securities of that series if we satisfy certain conditions. However, payment defaults that are not cured may only be waived by all holders of the debt securities. (Sections 502, 513 and 902 of the indentures)

    Each indenture defines an event of default in connection with any series of debt securities as one or more of the following events:

    - we fail to pay the principal of or any premium on such debt security when due;

    - we fail to deposit any sinking fund payment on such series when due;

    - we fail to pay interest when due on such series for 30 days after it is due;

    - we fail to perform any other covenant in the indenture related to the debt securities of the series and this failure continues for 90 days after we receive written notice of it (this provision is only applicable to senior debt securities);

    - we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company; and

    - any other event of default provided in a supplemental indenture or board resolution under which a series of securities is issued or in the form of that security.

(Section 501 of the indentures)

    For the events of default applicable to a particular series of debt securities, see the prospectus supplement relating to such series. A default under our other indebtedness will not be a default under the indentures, and a default under one series of debt securities will not necessarily be a default under another series.

    Each indenture requires the trustee to give the holders of a series of debt securities notice of a default for that series within 90 days unless the default is cured or waived. However, the trustee may withhold this notice if it determines in good faith that it is in the interest of those holders. The trustee may not, however, withhold this notice in the case of a payment default. (Section 602 of the indentures)

    Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under either indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable indemnification. (Section 603 of the indentures)

    If such indemnification is provided, the holders of a majority in principal amount of outstanding debt securities of any series may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. (Section 512 of the indentures)

    Each indenture includes a covenant that we will deliver within 120 days after the end of each fiscal year to the trustee a certificate of no default, or specifying the nature and status of any default that exists. (Section 1004 of the indentures)

    Street name and other indirect holders should consult their banks and brokers for information on their requirements for giving notice or taking other actions upon a default.

MODIFICATION OF THE INDENTURES

    Together with the trustee, we may, when authorized by our board of directors modify the indentures without the consent of the holders for limited purposes, including, but not limited to, adding to our covenants or events of default, establishing forms or terms of debt securities, and curing ambiguities.
(Section 901 of the indentures)

    Together with the trustee, we may, when authorized by our board of directors also make modifications and amendments to each indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:

    - change the stated maturity of any debt security;

    - reduce the principal, premium (if any), rate of interest or change the method of computing the amount of principal or interest on any debt security;

    - change any place of payment or the currency in which any debt security or any premium or interest thereon is payable;

    - impair the right to enforce any payment after the stated maturity or redemption date;

    - reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indentures;

    - modify the provisions in the indentures relating to the waiver of past defaults and the waiver of certain covenants; or

    - modify the provisions in the indentures relating to adding provisions or changing or eliminating provisions of the indenture or modifying rights of holders of securities under the indenture.

    (Section 902 of the indentures)

NOTICES TO HOLDERS

    Notice shall be given to holders of securities by mail to the addresses of the holders as they appear in the Security Register. (Section 106 of the indentures)

TITLE

    We, the trustee, and any agent of ours or the trustee may treat the registered owner of any registered security as the absolute owner of that security for all purposes. (Section 308 of the indentures)

REPLACEMENT OF SECURITIES

    We will replace debt securities that have been mutilated, but you will have to pay for the replacement and will have to surrender the mutilated debt security to the trustee first. Debt securities that become destroyed, stolen, or lost will only be replaced by us upon your providing evidence of destruction, loss, or theft that the trustee and we find satisfactory. In the case of a destroyed, lost, or stolen debt security, we may also require you, as the holder of the debt security, to indemnify the trustee and us before we will issue any replacement debt security. (Section 306 of the indentures)

GOVERNING LAW

    The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York.

OUR RELATIONSHIP WITH THE TRUSTEE

    We may from time to time maintain lines of credit, and have other customary banking relationships, with the trustee under the senior indenture or the trustee under the subordinated indenture.

COVENANT

    LIMITATION ON MERGER, CONSOLIDATION AND TRANSFERS OR CONVEYANCES OF
ASSETS. The following covenant is applicable to both our senior debt securities and our subordinated debt securities. We may not, without the consent of the holders of the debt securities, merge into or consolidate with any other corporation, or convey or transfer all or substantially all of our properties and assets to another person unless:

    - the successor is a U.S. corporation;

    - the successor assumes on the same terms and conditions all the obligations under the debt securities and the indentures; and

    - immediately after giving effect to the transaction, there is no default under the applicable indenture.

    (Section 801 of the indentures)

    The remaining or acquiring corporation will take over all of our rights and obligations under the indentures. (Section 802 of the indentures)

2.  SENIOR DEBT SECURITIES

    The senior debt securities will be unsecured and will rank equally with all of our other unsecured and non-subordinated debt.

COVENANTS

    The restrictive covenants summarized below will apply (unless waived or amended) so long as any of the senior debt securities are outstanding, unless the prospectus supplement states otherwise. We have provided at the end of these covenants definitions of the capitalized words used in discussing the covenants.

    LIMITATION ON LIENS

    We have agreed not to create, assume or suffer to exist, any mortgages or other liens upon any Restricted Property to secure any of our Debt or Debt of any Subsidiary or any other person, or permit any Subsidiary to do so, without securing the senior debt securities equally and ratably with all other indebtedness secured by such lien. This covenant has certain exceptions, which generally permit:

    - mortgages and liens existing on property owned by or leased by persons at the time they become Subsidiaries;

    - mortgages and liens existing on property at the time the property was acquired by us or a Subsidiary, or incurred at, or prior to, the time of acquisition or construction or within 12 months thereafter to finance the purchase price, construction, alteration, repair or improvement thereof and any lien to the extent that it secures Debt which is in excess of such cost or purchase price and for the payment of which recourse may be had only against such Restricted Property;

    - any mortgages and liens securing Debt of a Subsidiary that the Subsidiary owes to us or another Subsidiary;

    - any mortgages and liens securing industrial development, pollution control, or similar revenue bonds;

    - with respect to any series of securities, any lien existing on the date of issuance of such securities;

    - any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to above, so long as the principal amount of Debt so secured at the time of such extension, renewal or replacement (except that, where an additional principal amount of Debt is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and any improvements on such property); and

    - mortgages and liens otherwise prohibited by this covenant, securing Debt which, together with the aggregate outstanding principal amount of all other Debt of us and our Subsidiaries owning Restricted Property which would otherwise be subject to such covenant and the aggregate Value of certain existing Sale and Leaseback Transactions which would be subject to the covenant on "Sale and Leaseback Transactions" but for this provision, does not exceed 10% of Consolidated Net Tangible Assets. (Section 1006 of the senior indenture)

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

    Neither we nor any Subsidiary owning Restricted Property may enter into any Sale and Leaseback Transaction unless we or such Subsidiary could incur Debt, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, which is secured by liens on the property to be leased without equally and ratably securing the outstanding senior debt securities without violating the "Limitation on Liens" covenant discussed above. We, or any such Subsidiary, may also enter into a Sale and Leaseback Transaction if, during the six months following the effective date of such Sale and Leaseback Transaction, we apply an amount equal to the Value of such Sale and Leaseback Transaction to the acquisition of Restricted Property or to the voluntary retirement of debt securities or Funded Debt. We will receive a credit toward the amount required to be applied to such retirement of indebtedness for the principal amount of any debt securities or Funded Debt delivered to the Trustee for retirement or cancellation during the six months immediately following the effective date of such Sale and Leaseback Transaction. (Section 1007 of the senior indenture)

    GENERAL

    The covenants described above only restrict our ability to place liens on, or enter into Sale and Leaseback Transactions in respect of, those manufacturing facilities in the United States which individually constitute 2% or more of our Consolidated Net Tangible Assets and which our board of directors believes are of material importance to our business. We do not currently have any domestic manufacturing facilities that meet this 2% test. As a result, these covenants do not currently restrict us from securing indebtedness with any of our physical facilities or from entering into Sale and Leaseback Transactions with respect to any of our physical facilities, and if we did so, we would not be required to similarly secure any senior debt securities issued under the indenture. We will amend this prospectus to disclose or disclose in the prospectus supplement the existence of any mortgage or lien on or any Sale and Leaseback Transaction covering any Restricted Property which would require us to secure the debt securities or apply certain amounts to retirement of indebtedness or acquisitions of property.

    Other than the restrictions on liens and Sale and Leaseback Transactions described above, the indenture and the debt securities do not contain any covenants or other provisions designed to protect holders of the debt securities in the event of a highly leveraged transaction involving the Company.

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    DEFINITIONS

    We have summarized below definitions of some of the terms used in the senior indenture. In the definitions, all references to "us", "we" or "our" mean Bristol-Myers Squibb Company only. (Section 101 of the senior indenture)

    "CONSOLIDATED NET TANGIBLE ASSETS" means the total amount of our assets after deducting:

    - all current liabilities; and

    - all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets,

    all as set forth on our most recent consolidated balance sheet and determined on a consolidated basis in accordance with generally accepted accounting principles.

    In calculating the total amount of our assets, we must subtract applicable reserves and other properly deductible items. In calculating our current liabilities, we must exclude the amount of liabilities which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined.

    "DEBT" means:

    - all obligations represented by notes, bonds, debentures or similar evidences of indebtedness;

    - all indebtedness for borrowed money or for the deferred purchase price of property or services other than, in the case of any such deferred purchase price, on normal trade terms; and

    - all rental obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases.

    "FUNDED DEBT" means:

    - our Debts or Debt of a Subsidiary owning Restricted Property, maturing by its terms more than one year after its creation; and

    - Debt classified as long-term debt under generally accepted accounting principles.

    The definition of Funded Debt only includes Debt incurred by us meeting one of the above requirements if it ranks at least equally with the senior debt securities.

    "RESTRICTED PROPERTY" means:

    - any manufacturing facility, or portion thereof, owned or leased by us or any of our Subsidiaries and located within the continental United States which, in our Board of Directors' opinion, is of material importance to our business and the business of our Subsidiaries taken as a whole; and

    - any shares of common stock or indebtedness of any Subsidiary owning any such manufacturing facility.

In this definition, "manufacturing facility" means property, plant and equipment used for actual manufacturing and for activities directly related to manufacturing. The definition excludes sales offices, research facilities and facilities used only for warehousing, distribution or general administration. The definition provides that no manufacturing facility, or portion thereof, shall be deemed of material importance if its gross book value before deducting accumulated depreciation is less than 2% of Consolidated Net Tangible Assets.

    "SALE AND LEASEBACK TRANSACTION" means any arrangement pursuant to which we or any Subsidiary leases any Restricted Property that has been or is to be sold or transferred by us or the Subsidiary to another person, other than:

    - temporary leases for a term, including renewals at the option of the lessee, of three years or less;

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    - leases between us and a Subsidiary or between Subsidiaries;

    - leases executed within 12 months after the latest of the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of such Restricted Property; and

    - arrangements pursuant to any provision of law with an effect similar to that under former Section 168(f)(8) of the Internal Revenue Code of 1954.

    "SUBSIDIARY" means a corporation of which we or one or more corporations meeting this definition owns, directly or indirectly, the majority of the outstanding voting stock.

    "VALUE" means, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease. To determine such present value, we use a discount rate equal to the weighted average interest rate on the debt securities of all series which are outstanding on the effective date of the Sale and Leaseback Transaction and which have the benefit of the covenant limiting Sale and Leaseback Transactions discussed above.

3.  SUBORDINATED DEBT SECURITIES

    The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness. (Section 1201 of the subordinated indenture)

    In addition, claims of our subsidiaries' creditors and preferred stockholders generally will have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors, and preferred stockholders of our subsidiaries.

    The subordinated indenture defines "senior indebtedness" to mean the principal of, premium, if any, and interest on:

    - all indebtedness for money borrowed or guaranteed by us other than the subordinated debt securities, unless the indebtedness expressly states that it has the same ranks as, or ranks junior to, the subordinated debt securities; and

    - any deferrals, renewals or extensions of any senior indebtedness.

    However, the term "senior indebtedness" will not include:

    - any of our obligations to our Subsidiaries;

    - any liability for Federal, state, local or other taxes owed or owing by us;

    - any accounts payable or other liability to trade creditors, arising in the ordinary course of business, including guarantees of, or instruments evidencing, those liabilities;

    - any indebtedness, guarantee or obligation of ours which is expressly subordinate or junior in right of payment in any respect to any other indebtedness, guarantee or obligation of ours, including any senior subordinated indebtedness and any subordinated obligations;

    - any obligations with respect to any capital stock; or

    - any indebtedness incurred in violation of the subordinated indenture.

    There is no limitation on our ability to issue additional senior indebtedness. The senior debt securities constitute senior indebtedness under the subordinated indenture. The subordinated debt securities will rank equally with our other subordinated indebtedness.

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    Under the subordinated indenture, no payment may be made on the subordinated debt securities and no purchase, redemption or retirement of any subordinated debt securities may be made in the event:

    - any senior indebtedness is not paid when due; or

    - the maturity of any senior indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or that senior indebtedness has been paid in full.

    (Section 1203 of the subordinated indenture)

    We may, however, pay the subordinated debt securities without regard to the above restriction if the representatives of the holders of the applicable senior indebtedness approve the payment in writing to us and the trustee.
(Section 1203 of the subordinated indenture)

    The representatives of the holders of senior indebtedness may notify us and the trustee in writing of a default, which can result in the acceleration of that senior indebtedness' maturity without further notice or the expiration of any grace periods. In this event, we may not pay the subordinated debt securities for 179 days after receipt of that notice of such default unless the person who gave such notice gives written notice to the trustee and to us terminating the period of non-payment, the senior indebtedness is paid in full or the default that caused such notice is no longer continuing. If the holders of senior indebtedness or their representatives have not accelerated the maturity of the senior indebtedness at the end of the 179 day period, we may resume payments on the subordinated debt securities. Not more than one such notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to senior indebtedness during that period. (Section 1203 of the subordinated indenture)

    In the event we pay or distribute our assets to creditors upon a total or partial liquidation or dissolution of us, or in bankruptcy or reorganization relating to us or our property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment of either principal or interest. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness. (Section 1202 of the subordinated indenture)

    If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, those holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear. (Section 1205 of the subordinated indenture)

    If payment of the subordinated debt securities is accelerated because of an event of default, either we or the trustee will promptly notify the holders of senior indebtedness or their representatives of the acceleration. We may not pay the subordinated debt securities until five business days after the holders of senior indebtedness or their representatives receive notice of the acceleration. Thereafter, we may pay the subordinated debt securities only if the subordination provisions of the subordinated indenture otherwise permit payment at that time. (Section 1204 of the subordinated indenture)

    As a result of the subordination provisions contained in the subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities. In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness. It is important to keep this in mind if you decide to hold our subordinated debt securities.

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                       DESCRIPTION OF THE PREFERRED STOCK

    The following is a description of general terms and provisions of our preferred stock. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement.

    All the terms of the preferred stock are, or will be, contained in our Certificate of Incorporation and the certificate of designation relating to each series of the preferred stock, which will be filed with the SEC at or before the time we issue a series of the preferred stock.

    We are authorized to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share. As of April 30, 2001, 9,702 shares of $2 convertible preferred stock, liquidation preference $50 per share, were outstanding. Our $2 convertible preferred stock is listed on the New York Stock Exchange and the Pacific Exchange, Inc., under the symbol "BMYPR". Subject to limitations prescribed by law, the board of directors is authorized at any time to:

    - issue one or more series of preferred stock;

    - determine the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock; and

    - determine the number of shares in any series.

    The board of directors is authorized to determine, for each series of preferred stock, and the prospectus supplement will set forth with respect to the series the following information:

    - whether dividends on that series of preferred stock will be cumulative and, if so, from which date;

    - the dividend rate;

    - the dividend payment date or dates;

    - the liquidation preference per share of that series of preferred stock, if any;

    - any conversion provisions applicable to that series of preferred stock;

    - any redemption or sinking fund provisions applicable to that series of preferred stock;

    - the voting rights of that series of preferred stock, if any; and

    - the terms of any other preferences or special rights applicable to that series of preferred stock.

    The preferred stock, when issued, will be fully paid and nonassessable.

DIVIDENDS

    Holders of preferred stock will be entitled to receive, when, as and if declared by our board of directors, cash dividends at the rates and on the dates as set forth in the applicable certificate of designation. Generally, no dividends will be declared or paid on any series of preferred stock unless full dividends for all series of preferred stock, including any cumulative dividends still owing, have been or contemporaneously are declared and paid. When those dividends are not paid in full, dividends will be declared pro-rata so that the amount of dividends declared per share on each series of preferred stock will bear to each other series the same ratio that accrued dividends per share for each respective series of preferred stock bear to aggregate accrued dividends for all outstanding shares of preferred stock. In addition, generally, unless all dividends on the preferred stock have been paid, no dividends will be declared or paid on the common stock and we may not redeem or purchase any common stock.

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    Payment of dividends on any series of preferred stock may be restricted by loan agreements, indentures and other transactions we may enter into.

CONVERTIBILITY

    No series of preferred stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable certificate of designation.

REDEMPTION AND SINKING FUND

    No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable certificate of designation.

    Shares of preferred stock that we redeem or otherwise reacquire will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage on sinking fund installments except as may be set forth in the applicable certificate of designation.

LIQUIDATION

    In the event we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement, plus any accrued and unpaid dividends. Holders of preferred stock will be entitled to receive these amounts before any distribution is made to the holders of common stock.

    If the amounts payable to preferred stockholders are not paid in full, the holders of preferred stock will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series. After the holders of shares of preferred stock are paid in full, they will have no right or claim to any of our remaining assets.

    Neither the par value nor the liquidation preference is indicative of the price at which the preferred stock will actually trade on or after the date of issuance.

VOTING

    The holders of preferred stock will not be entitled to vote with the holders of common stock in the election of directors, except as provided in the certificate of designation with respect to a particular series. However, if and whenever accrued dividends on the preferred stock have not been paid or declared and a sum sufficient for the payment thereof set aside, in an amount equivalent to six quarterly dividends on all shares of all series of preferred stock at the time outstanding, then the holders of the preferred stock, voting separately as a class, will be entitled to elect two directors at the next annual or special meeting of the stockholders. During the time the holders of preferred stock are entitled to elect two additional directors, they are not entitled to vote with the holders of common stock in the election of any other directors. If all accumulated dividends on preferred stock have been paid in full, the holders of shares of preferred stock will no longer have the right to vote on directors except as provided for in the applicable certificate of designation, the term of office of each director so elected will terminate, and the number of our directors will, without further action, be reduced accordingly.

    The vote of the holders of at least two-thirds of the outstanding shares of preferred stock voting only as a class is required to authorize any amendment to our Certificate of Incorporation or bylaws which would materially alter any existing provisions of the preferred stock or which would authorize a class of preferred stock ranking prior to the outstanding preferred stock as to dividends or assets.

In addition, the vote of the holders of at least a majority of the outstanding shares of preferred stock voting together as a class is required to authorize any amendment to our Certificate of Incorporation authorizing the issuance of or any increase in the authorized amount of any class of preferred stock ranking on a parity with or increasing the number of authorized shares of preferred stock.

NO OTHER RIGHTS

    The shares of a series of preferred stock will not have any preemptive rights, preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the prospectus supplement, the Certificate of Incorporation or certificate of designation or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

    We will designate the transfer agent for each series of preferred stock in the prospectus supplement.

                      DESCRIPTION OF THE DEPOSITARY SHARES

    We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

    The shares of preferred stock underlying the depositary shares will be deposited with a depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts evidencing the depositary shares. The depositary will be a bank or trust company selected by us. The depositary will also act as the transfer agent, registrar and dividend disbursing agent for the depositary shares.

    Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

    The following is a summary of the most important terms of the depositary shares. The deposit agreement, our Certificate of Incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC will set forth all of the terms relating to the depositary shares.

DIVIDENDS

    The depositary will distribute all cash dividends or other cash distributions received relating to the series of preferred stock underlying the depositary shares, to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The record date for the depositary shares will be the same date as the record date for the preferred stock.

    In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution. However, if the depositary determines that it is not feasible to make the distribution, the depositary may, with our approval, adopt another method for the distribution. The method may include selling the property and distributing the net proceeds to the holders.

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LIQUIDATION PREFERENCE

    In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each depositary share will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

REDEMPTION

    If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and not less than 35 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares. The redemption price per depositary share will be equal to the applicable fraction of the redemption price payable per share for the applicable series of preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares will be selected by lot or ratably as the depositary will decide.

VOTING

    Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts representing the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder's depositary shares. The record date for the depositary shares will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in a manner consistent with the instructions of the holders of the depositary receipts. We will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

WITHDRAWAL OF PREFERRED STOCK

    Owners of depositary shares are entitled, upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. These holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

    The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time and from time to time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than any change in fees, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding. The deposit agreement automatically terminates if:

    - all outstanding depositary shares have been redeemed; or

    - there has been a final distribution relating to the preferred stock in connection with our dissolution, and that distribution has been made to all the holders of depositary shares.

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CHARGES OF DEPOSITARY

    We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary shares, any redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as provided in the deposit agreement. In certain circumstances, the depositary may refuse to transfer depositary shares, withhold dividends and distributions, and sell the depositary shares evidenced by the depositary receipt, if the charges are not paid.

REPORTS TO HOLDERS

    The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary--and at other places as it thinks is advisable--any reports and communications we deliver to the depositary as the holder of preferred stock.

LIABILITY AND LEGAL PROCEEDINGS

    Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper persons.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The depositary may resign at any time by delivering a notice to us of its election to do so. We may also remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. In addition, the successor depositary must be a bank or trust company having its principal office in the United States of America and must have a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

    Owners of the depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. Accordingly, the owners will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

    - no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares;

    - the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged; and

    - the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which the person owned the depositary shares.

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                        DESCRIPTION OF THE COMMON STOCK

    As of the date of this prospectus, we are authorized to issue up to 4,500,000,000 shares of common stock, $0.10 par value per share. As of April 30, 2001, 1,943,469,546 shares of common stock were outstanding. The common stock is listed on the New York Stock Exchange and the Pacific Exchange, Inc., under the symbol "BMY".

DIVIDENDS

    Holders of common stock are entitled to receive dividends out of any assets legally available for payment of dividends as may from time to time be declared by our Board of Directors, subject to the rights of the holders of the preferred stock.

VOTING

    Each holder of common stock is entitled to one vote per share on all matters requiring a vote of the stockholders, including, without limitation, the election of directors. The holders of common stock do not have cumulative voting rights.

RIGHTS UPON LIQUIDATION

    In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of common stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock have received their liquidation preferences in full.

BOARD OF DIRECTORS

    Our bylaws provide that our board of directors shall be divided into three classes each consisting of an equal, or as nearly equal as possible, number of directors. Each class will be elected for a three-year term, and the term of each class will expire in succeeding years. It will, therefore, require elections in three consecutive years to reelect or to replace our entire board of directors. At any meeting of our board of directors, a majority of the total number of the directors constitutes a quorum.

SUPERMAJORITY VOTE FOR BUSINESS COMBINATIONS

    Our Certificate of Incorporation also provides that a number of business combinations must be approved by an affirmative vote of the holders of 75% of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. A vote of approval is required for any of the following business combinations to which an interested stockholder beneficially owning more than ten percent of the voting stock or any of its affiliates is a party:

    - mergers or consolidations;

    - sales, leases, exchanges, mortgages, pledges, transfers or other dispositions of property in excess of $25,000,000 aggregate fair market value;

    - any issuance or transfer of securities of us or one of our subsidiaries having an aggregate fair market value of $25,000,000 or more;

    - any plan or proposal for liquidation or dissolution; and

    - reclassifications of securities or recapitalization of the Company.

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    The 75% vote of approval is not required if:

    - the business combination is approved by a majority of directors not affiliated with any interested stockholder;

    - or the consideration received for their interest in the Company reflects a fair value for their interest in the Company, which is determined by a formula described in the certificate of incorporation; and

    - certain other requirements are met, including maintenance of dividends during the business combination and the furnishing of information about the business combination to our stockholders.

MISCELLANEOUS

    Shares of common stock are not redeemable and have no subscription, conversion or preemptive rights.

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                          DESCRIPTION OF THE WARRANTS

    We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with our debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with any offering of warrants.

    The prospectus supplement relating to a particular issue of warrants to issue debt securities, preferred stock or common stock will describe the terms of those warrants, including the following:

    - the title of the warrants;

    - the offering price for the warrants, if any;

    - the aggregate number of the warrants;

    - the designation and terms of the debt securities, preferred stock or common stock that may be purchased upon exercise of the warrants;

    - if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

    - if applicable, the date from and after which the warrants and any securities issued with them will be separately transferable;

    - the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

    - the number of shares of preferred stock or common stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

    - the dates on which the right to exercise the warrants will commence and expire;

    - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

    - whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

    - information relating to book-entry procedures, if any;

    - the currency or currency units in which the offering price, if any, and the exercise price are payable;

    - if applicable, a discussion of material United States federal income tax considerations;

    - anti-dilution provisions of the warrants, if any;

    - redemption or call provisions, if any, applicable to the warrants;

    - any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

    - any other information we think is important about the warrants.

                              PLAN OF DISTRIBUTION

    We may sell the securities:

    - through underwriters or dealers;

    - through agents; or

    - directly to purchasers.

    We will describe in a prospectus supplement, the particular terms of the offering of the securities, including the following:

    - the names of any underwriters;

    - the purchase price and the proceeds we will receive from the sale;

    - any underwriting discounts and other items constituting underwriters' compensation;

    - any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

    - any securities exchanges on which the securities of the series may be listed; and

    - any other information we think is important.

    If we use underwriters in the sale, such underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

    The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

    We may sell offered securities through agents designated by us. Any agent involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

    We also may sell offered securities directly. In this case, no underwriters or agents would be involved.

    Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

    Certain of any such underwriters and agents, including their associates, may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business. One or more of our affiliates may from time to time act as an agent or underwriter in connection with the sale of the securities to the extent permitted by applicable law. The participation of any such affiliate in the offer and sale of the securities will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate.

    We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

    We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

    In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of such securities or any such other securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities or any such other securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transaction or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

    Some or all of the securities may be new issues of securities with no established trading market. Any underwriter to which securities are sold by us for public offering and sale may make a market in such securities, but will not be obligated to do so, and may discontinue any market making at any time without notice. We cannot and will not give any assurances as to the liquidity of the trading market for any of our securities.

                                 LEGAL OPINION

    Cravath, Swaine & Moore, our outside counsel, will issue an opinion about the legality of the offered securities for us. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    With respect to the unaudited financial information of the Company for the three month periods ended March 31, 2001 and 2000, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 25, 2001, incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of
Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

                PRINCIPAL OFFICE OF BRISTOL-MYERS SQUIBB COMPANY
                                345 Park Avenue
                            New York, New York 10154

                             TRUSTEE AND REGISTRAR
                            The Chase Manhattan Bank
                              450 West 33rd Street
                            New York, New York 10001

           LUXEMBOURG PAYING AGENT, TRANSFER AGENT AND LISTING AGENT
                      Chase Manhattan Bank Luxembourg S.A.
                                 5, Rue Plaetis
                               L-2338 Luxembourg

                       LEGAL ADVISORS TO THE UNDERWRITERS
                            AS TO UNITED STATES LAW:
                              Sullivan & Cromwell
                                125 Broad Street
                            New York, New York 10004

                 LEGAL ADVISORS TO BRISTOL-MYERS SQUIBB COMPANY
                            AS TO UNITED STATES LAW:
                            Cravath, Swaine & Moore
                               825 Eighth Avenue
                            New York, New York 10019

            INDEPENDENT ACCOUNTANTS TO BRISTOL-MYERS SQUIBB COMPANY
                           PricewaterhouseCoopers LLP
                          1301 Avenue of the Americas
                            New York, New York 10019

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    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS
                             Prospectus Supplement

                                                   Page
                                                 --------
Forward-Looking Statements.....................     S-3
Summary of the Offering........................     S-5
Bristol-Myers Squibb...........................     S-6
Recent Developments............................     S-6
Capitalization.................................     S-7
Ratio of Earnings to Fixed Charges.............     S-8
Use of Proceeds................................     S-8
Selected Consolidated Pro Forma
 Financial Information.........................     S-9
Selected Consolidated Historical
 Financial Information.........................    S-11
Management.....................................    S-12
Description of Notes...........................    S-14
Book-Entry Issuance............................    S-20
United States Tax Considerations...............    S-24
Underwriting...................................    S-27
Legal Opinions.................................    S-29
Experts........................................    S-30
Where You Can Find More Information--Documents
 Incorporated by Reference.....................    S-30
Listing and General Information................    S-31

                       Prospectus

About This Prospectus..........................       3
Forward-Looking Statements.....................       3
Where You Can Find More Information............       3
Description of the Company.....................       4
Use of Proceeds................................       4
Ratios of Earnings to Fixed Charges and
 Earnings to Combined Fixed Charges and
 Preferred Stock Dividends.....................       4
Description of the Debt Securities.............       5
Description of the Preferred Stock.............      16
Description of the Depositary Shares...........      18
Description of the Common Stock................      21
Description of the Warrants....................      23
Plan of Distribution...........................      24
Legal Opinion..................................      25
Experts........................................      25

                                 $4,000,000,000
                      [BRISTOL-MYERS SQUIBB COMPANY LOGO]
                                       $
                                 % Notes due 2006

                                       $
                                 % Notes due 2011
                                ----------------

                             PROSPECTUS SUPPLEMENT

                               ------------------

                          JOINT BOOK-RUNNING MANAGERS

                              GOLDMAN, SACHS & CO.
                                    JPMORGAN
                                 -------------

                              SALOMON SMITH BARNEY
                               -----------------

                             ABN AMRO INCORPORATED
                         BANC OF AMERICA SECURITIES LLC
                           DEUTSCHE BANC ALEX. BROWN
                     BANCA MONTE DEI PASCHI DI SIENA S.P.A.
                               BMO NESBITT BURNS
                                  BNP PARIBAS
                           BNY CAPITAL MARKETS, INC.
                                      BSCH
                           THE NORTHERN TRUST COMPANY
                 THE ROYAL BANK OF SCOTLAND, FINANCIAL MARKETS
                       TOKYO-MITSUBISHI INTERNATIONAL PLC
                           WACHOVIA SECURITIES, INC.
                        THE WILLIAMS CAPITAL GROUP, L.P.

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